CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



We hereby consent to the use in the Form 8-K Current Report of Advanced Communications Technologies, Inc. our report for the year ended June 30, 1999 and for the period from April 30, 1998 (inception) to June 30, 1999 relating to the financial statements of Advanced Communications Technologies, Inc. which appear in such Form 8-K.

We hereby consent to the use in the Form 8-K Current Report of Advanced Communications Technologies, Inc. our report for the nine months ended March 31, 1999 and the year ended June 30, 1998 relating to the financial statements of Media Forum International, Inc. (the predecessor of Advanced Communications Technologies, Inc.) which appear in such Form 8-K.



     /s/ Weinberg & Company
     WEINBERG & COMPANY, P.A.
     Certified Public Accountants

Boca Raton, Florida
February 3, 2000